UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2006 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)

(763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As described in more detail below, Haywood D. Cochrane resigned as a director of ev3 Inc. effective as of April 5, 2006 and the board of directors of ev3 elected John K. Bakewell as a director of ev3 effective as of April 5, 2006 to fill the vacancy created as a result of Mr. Cochrane’s resignation. In connection with Mr. Bakewell’s election as a director, ev3 entered into an indemnification agreement with Mr. Bakewell on April 5, 2006, in substantially the form of ev3’s other indemnification agreements with its directors and officers, pursuant to which ev3 is required to indemnify Mr. Bakewell against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if Mr. Bakewell may be made a party because he is or was a director of ev3. ev3 is obligated to pay these amounts only if Mr. Bakewell acted in good faith and in a manner that he reasonably believed to be in or not opposed to ev3’s best interests. With respect to any criminal proceeding, ev3 will be obligated to pay these amounts only if Mr. Bakewell had no reasonable cause to believe his conduct was unlawful. The indemnification agreement also sets forth procedures that will apply in the event of a claim for indemnification.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)           Haywood D. Cochrane resigned as a director of ev3 Inc. effective as of April 5, 2006.

(d)           The board of directors of ev3 elected John K. Bakewell as a director of ev3 effective as of April 5, 2006 to fill the vacancy created as a result of Mr. Cochrane’s resignation. Pursuant to ev3’s amended and restated certificate of incorporation, ev3’s board of directors is divided into three staggered classes of directors of the same or nearly the same number. Pursuant to ev3’s amended and restated certificate of incorporation, ev3’s board of directors has the power to fill a vacancy on the board resulting from a resignation of a director and any director so elected by the board will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, and until such director’s successor is elected and qualified. ev3’s board of directors elected Mr. Bakewell as a Class II director to fill the vacancy created as a result of the resignation of Mr. Cochrane, who also served as a Class II director. Mr. Bakewell’s term as a Class II director will expire upon election and qualification of a successor director at the annual meeting of stockholders to be held in 2007. Mr. Bakewell was also appointed by ev3’s board of directors to serve as a member and chair of ev3’s audit committee and to serve as ev3’s “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended. There is no arrangement or understanding between Mr. Bakewell and any other persons pursuant to which Mr. Bakewell was selected as a director of ev3. Mr. Bakewell does not have any direct or indirect material interest in any existing or currently proposed transaction to which ev3 is or may become a party.

Mr. Bakewell, age 44, currently serves as Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc., a publicly held orthopaedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics products. Mr. Bakewell has served as Executive Vice President and Chief Financial Officer of Wright Medical Group, Inc. since December 2000. He served as Vice President of Finance and Administration and Chief Financial Officer of Altra Energy Technologies, Inc., a software and e-commerce solutions provider to the energy industry, from July 1998 to December 2000. Mr. Bakewell served as Vice President of Finance and Administration and Chief Financial Officer of Cyberonics, Inc., a publicly held manufacturer of medical devices for the treatment of epilepsy and other neurological disorders, from May 1993 to July 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2006	ev3 Inc.

	By:	/s/ Patrick D. Spangler
	Name:	Patrick D. Spangler
	Title:	Chief Financial Officer and Treasurer